Exhibit 99.1

IKON COMMENCES CONSENT SOLICITATION FOR ITS 7.75% SENIOR NOTES DUE 2015

FOR RELEASE: FRIDAY, MARCH 16, 2007

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that it has commenced a consent solicitation to amend certain provisions of the indenture governing its $225 million 7.75% Senior Notes due 2015 (the “Notes).

The consent solicitation is conditioned upon the receipt of consents from holders of at least a majority in aggregate principal amount of the Notes, and other conditions. The consent solicitation will expire at 5:00 p.m., New York City time, on March 29, 2007, unless terminated or extended.

For a complete statement of the terms and conditions of the consent solicitation and the proposed amendments to the indenture, holders of the Notes should refer to the Consent Solicitation Statement dated March 16, 2007. The consent solicitation is open to holders of record as of March 16, 2007.

Questions regarding the consent solicitation may be directed to the Solicitation Agent, Wachovia Securities, Liability Management Group, at (704) 715-8341, or toll free at (866) 309-6316. Requests from holders for assistance in delivering consents or for additional copies of the Consent Solicitation Statement should be directed to D.F. King & Co., Inc., acting as Information Agent and Tabulation Agent, at 48 Wall Street – 22nd Floor, New York, New York, 10005, at telephone numbers (212) 269-5550 (banks and brokers) and toll free (800) 290-6426.

This release is for informational purposes only. It does not constitute a solicitation of consents. The consent solicitation is made solely by means of the Consent Solicitation Statement dated March 16, 2007.

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, Kyocera Mita, EFI and HP, and document management software from companies like Captaris, Kofax, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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